EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-7496
swylie@altera.com	anna.delrosario@altera.com

ALTERA ANNOUNCES 2005 RESULTS

SALES UP 11%

San Jose, Calif., January 25, 2006 — Altera Corporation (Nasdaq: ALTR) today announced 2005 sales of $1.12 billion, up 11%, compared with $1.02 billion in 2004. New product sales increased 73%. Net income for 2005 was $278.8 million, $0.74 per diluted share, versus net income of $275.1 million, $0.72 per diluted share, in 2004.

Fourth quarter sales were $281.9 million, up 18% from the fourth quarter of 2004 and down 3% from the third quarter of 2005. The company’s prior guidance was for fourth quarter sales to be in the range of $286 to $297 million. Fourth quarter net income was $69.7 million, $0.19 per diluted share, up 20%, compared with net income of $58.0 million, $0.15 per diluted share, in the fourth quarter of 2004. Gross profit margin was 66.7% for the fourth quarter of 2005 versus 69.8% for the fourth quarter of 2004.

Altera repurchased 19.9 million shares of its common stock during 2005 at a cost of $369.9 million, with 11.0 million shares repurchased during the fourth quarter at a cost of $194.8 million. Altera ended the quarter with $1.3 billion in cash and investments.

“We were the fastest growing major programmable logic company in 2005, as our Stratix® and Cyclone™ series FPGAs drove market share gains,” said John Daane, president, chief executive officer, and chairman of the board. “During the year we completed the rollout of the Cyclone II and MAX® II families and announced our third generation HardCopy® II structured ASICs and Stratix II GX transceiver-based FPGAs. Our product delivery performance was excellent and our lead times remained short. Customer-focused innovation, quality, and reliability made the year a success, and equip Altera for growth and solid performance in 2006.”

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Several recent accomplishments mark the company’s continuing progress.

•	For the first time, Altera was named to the Forbes Platinum 400, the magazine’s exclusive list of America’s Best Big Companies, selected from corporations with sales above $1 billion. Companies are evaluated compared to their industry peers on a variety of financial and performance measures: sales and earnings growth, stock market returns, debt to total capital, consensus long-term earnings growth forecast, as well as the quality of a company’s accounting and governance, financial condition, and earnings. During five of the past six years, the Forbes Platinum 400 outperformed both the S&P 500 and the Dow Jones Industrial Average.

•	Altera introduced version 5.1 of its Quartus® II design software. The latest Quartus II release completes the rollout of two key tools for increasing designer productivity – the PowerPlay technology suite and Quartus II incremental compilation. Quartus II software supports all Altera devices, including the recently announced Stratix II GX family. In combination with a broad portfolio of design-ready intellectual property cores, Quartus II software gives designers unparalleled levels of performance and ease of use while reducing time to market and total cost of ownership. In this latest edition, the Quartus II PowerPlay power optimization feature delivers an average of 20% and up to a 60% reduction in dynamic power consumption in Stratix II devices. The incremental compilation capabilities added to this release permit engineers to independently optimize functions and then easily aggregate them into a completed design. When combined with other unique Altera productivity tools, these enhancements offer customers faster design completion and lower cost of ownership.

•	Altera’s low-cost, production-oriented solutions are driving greater penetration in the consumer market segment. Lower-density Cyclone series devices plus the combination of the high-density Stratix FPGAs and HardCopy series structured ASICs are increasingly accepted in this fast-moving market. Typical of the growing appeal of Altera programmable solutions is the use of Stratix devices in Sanyo’s projection TVs and its home entertainment LCD projector PLV-Z4. Using a Stratix FPGA hosting a Nios® II processor, Sanyo developed advanced image processing and enhancement functions that provided low-cost product differentiation not possible with ASSPs, costly ASICs, or traditional processors. Sanyo demonstrated these products at this year’s Consumer Electronics Show, after winning ProjectorReviews.com’s Hot Product Award and HiVi magazine’s 2005 Best Buy Award.

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Business Outlook for the First Quarter 2006

Altera expects that first quarter sales will increase 4% to 7% sequentially. Gross margin will be in the range of 65.5% to 67.5%. With the company’s adoption of SFAS123R, first quarter operating expenses will include approximately $20 million of share-based compensation charges. Including those charges, operating expenses are expected to be approximately $138 million. Inclusion of stock-based compensation charges in operating expense adds significantly to the volatility of actual versus expected expense due to volatility in our stock price, which we cannot predict. Other income will be approximately $10 million. The company anticipates that its first quarter and full year tax rate will be in the range of 14% to 16%, including 200-300 basis points of benefit due to the inclusion of stock-based compensation expense in the income statement.

Note: The outlook above assumes the impact from the operation of the company’s non-qualified deferred compensation plan will be nil.

Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the first quarter of 2006. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s first quarter business update will be issued in a press release available after the market close on March 6.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense, or other financial items discussed in the Business Outlook section of this press release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix, Stratix II, Cyclone, Cyclone II, MAX II, HardCopy, and HardCopy II device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company

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without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

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ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED			YEAR ENDED
	Dec. 30 2005	Sept. 30 2005	Dec. 31 2004	Dec. 30 2005	Dec. 31 2004
Net sales	$281,910	$291,530	$239,885	$1,123,739	$1,016,364
Cost of sales	93,817	97,647	72,335	365,946	310,168

Gross margin	188,093	193,883	167,550	757,793	706,196

Operating expenses:
Research and development	53,593	49,443	46,946	209,765	180,525
Selling, general, and administrative	58,343	57,289	54,578	225,861	210,745

Total operating expenses	111,936	106,732	101,524	435,626	391,270

Income from operations	76,157	87,151	66,026	322,167	314,926
Interest and other income, net	10,945	11,368	4,957	34,869	15,857

Income before income taxes	87,102	98,519	70,983	357,036	330,783
Provision for income taxes	(17,420)	(20,704)	(13,019)	(78,207)	(55,672)

Net income	$69,682	$77,815	$57,964	$278,829	$275,111

Income per share:
Basic	$0.19	$0.21	$0.16	$0.75	$0.74

Diluted	$0.19	$0.21	$0.15	$0.74	$0.72

Shares used in computation:
Basic	362,047	372,690	373,347	370,164	373,785

Diluted	366,753	378,987	381,351	376,192	382,473

Tax rate	20.0%	21.0%	18.3%	21.9%	16.8%
% of Net Sales:
Gross margin	66.7%	66.5%	69.8%	67.4%	69.5%
Research and development	19.0%	17.0%	19.6%	18.7%	17.8%
Selling, general, and administrative	20.7%	19.7%	22.8%	20.1%	20.7%
Income from operations	27.0%	29.9%	27.5%	28.7%	31.0%
Net income	24.7%	26.7%	24.2%	24.8%	27.1%

Note: Our Nonqualified Deferred Compensation Plan (NQDC Plan) had gains of $0.9 million and $2.1 million, respectively, for the three month periods ended December 30, 2005 and September 30, 2005. There was no net impact on income before income taxes or net income arising from this plan. The gains were included in interest and other income, as well as compensation expense as follows.

	THREE MONTHS ENDED			YEAR ENDED
NQDC Impact (In Millions)	Dec. 30 2005	Sept. 30 2005	Q-Q Change	Dec. 30 2005
Increase in R&D Expense	$0.4	$0.7	$(0.3)	$1.1
Increase in SG&A Expense	0.5	1.4	(0.9)	1.4

Increase in Interest and other income	$0.9	$2.1	$(1.2)	$2.5

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ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Dec. 30 2005	Sept. 30 2005	Dec. 31 2004
Assets

Current assets:
Cash and short-term investments	$1,166,588	$1,171,636	$1,203,248
Accounts receivable, net	80,509	125,371	67,522
Inventories	70,711	70,677	67,454
Deferred compensation plan assets	61,567	60,188	56,148
Other current assets	115,826	179,682	159,725

Total current assets	1,495,201	1,607,554	1,554,097
Long-term investments	115,965	137,005	—
Property and equipment, net	165,999	165,372	159,587
Deferred income taxes and other assets, net	45,616	45,723	49,982

	$1,822,781	$1,955,654	$1,763,666

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and current liabilities	$234,849	$269,300	$207,813
Deferred compensation plan obligations	61,567	60,188	56,148
Deferred income and allowances on sales to distributors	258,285	246,284	221,081

Total current liabilities	554,701	575,772	485,042
Capital lease obligations	3,871	4,065	—
Stockholders’ equity	1,264,209	1,375,817	1,278,624

	$1,822,781	$1,955,654	$1,763,666

Key Ratios & Information

Current Assets/Current Liabilities	3:1	3:1	3:1
Liabilities/Equity	1:2	1:2	1:3
Annualized YTD Return on Equity	21%	21%	24%
Quarterly Depreciation Expense	$7,038	$6,468	$6,245
Quarterly Capital Expenditures	$7,665	$14,903	$8,862
Annualized Sales per Employee	$498	$503	$489
Number of Employees	2,361	2,310	2,164
Inventory MSOH (a): Altera	2.3	2.2	2.8
Inventory MSOH (a): Distribution	1.4	1.2	1.4
Days Sales Outstanding	26	39	26

(a) MSOH: Months Supply On Hand

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ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

				Quarterly Growth Rates		Year ending		Annual Growth Rate
	Q4’05	Q3’05	Q4’04	Q-Q	Y-Y	2005	2004
Geography
North America	26%	24%	29%	1%	3%	25%	29%	-5%

Europe	24%	25%	22%	-6%	30%	25%	23%	21%
Japan	24%	25%	24%	-6%	18%	25%	25%	9%
Asia Pacific	26%	26%	25%	-3%	24%	25%	23%	21%

International	74%	76%	71%	-5%	23%	75%	71%	17%

Total	100%	100%	100%	-3%	18%	100%	100%	11%

Product Category
New	47%	48%	33%	-5%	68%	43%	27%	73%
Mainstream	29%	29%	37%	-1%	-7%	33%	42%	-12%
Mature & Other	24%	23%	30%	-1%	-7%	24%	31%	-14%

Total	100%	100%	100%	-3%	18%	100%	100%	11%

Market Segment
Communications	43%	40%	36%	4%	38%	42%	40%	16%
Industrial	33%	33%	37%	-3%	6%	32%	35%	3%
Computer & Storage	9%	11%	11%	-20%	-3%	10%	11%	3%
Consumer	15%	16%	16%	-11%	11%	16%	14%	20%

Total	100%	100%	100%	-3%	18%	100%	100%	11%

FPGAs and CPLDs
FPGA	71%	70%	69%	-3%	20%	70%	68%	13%
CPLD	20%	19%	22%	4%	9%	20%	23%	-4%
Other	9%	11%	9%	-16%	21%	10%	9%	32%

Total	100%	100%	100%	-3%	18%	100%	100%	11%

Product Category Description

Category	Products
New	Stratix, Stratix II, Stratix GX, Cyclone, Cyclone II, MAX 3000A, MAX II, and HardCopy devices

Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices

Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores

Note: During the quarter ended July 1, 2005, we refined our methodology for classifying revenue by market segment. All prior period data have been adjusted to conform to the current period’s methodology. Data calculated under both the new and former methodologies are available in the investor relations section of the Company’s website at http://www.altera.com.

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